AZZ Inc. Reports Financial Results for the
First Quarter of Fiscal Year 2018

Management reaffirms earnings per share guidance range for Fiscal 2018 of $2.60-$3.10 and
Fiscal 2018 sales of $880 million - $950 million

First Quarter Fiscal Year 2018 earnings per share of $0.51 on revenues of $208.6 million

First Quarter Fiscal Year 2018 bookings of $193.8 million, resulting in backlog of $331.6 million

July 6, 2017 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three month period ended May 31, 2017.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “First quarter financial performance reflected continued delays and smaller than expected scopes in refinery turnarounds and maintenance projects in our Energy segment. We experienced some margin pressure in our Electrical platform as we continued to feel the effects of soft markets in oil and gas sector and the uncertainty and delays related to the Westinghouse nuclear projects. We did, however, see improving performance in some of the other markets served by our Energy segment. Overall on a sequential basis, we had improved top and bottom line financial performance with 7.6% and 14.3% growth, respectively, compared to the fourth quarter of fiscal year 2017.

“Although the Metal Coatings segment revenue was down versus the first quarter of last year, on a sequential basis, it was up 12.8% compared to last quarter of fiscal year 2017 and performed as expected. There are still headwinds in the galvanizing market, however, I continue to believe that the second half of the fiscal year will strengthen as infrastructure spend improves. Our Metal Coatings segment is well positioned for new revenue streams with our new powder coating facility in Crowley Texas that is now open and the recent acquisition of Enhanced Powder Coating. In addition, our new operation for AZZ’s GalvaBar™ corrosion resistant galvanized rebar is now open for business. We expect all of these businesses to be important contributors in the coming years, and we have changed the name of the Galvanizing segment to the Metal Coatings segment to reflect the impact and importance of our expanded metal coating product offerings.”

Mr. Ferguson concluded, “Despite the current market conditions, we are cautiously optimistic that fiscal year 2018 will benefit from improved infrastructure project spending during the second half of the year. We are committed and focused on delivering organic growth and driving operational efficiencies, by investing in new organic growth initiatives, including additional metal coatings offerings to drive future sales and maintaining an active M&A program to support our strategic growth initiatives. Looking forward, we are reaffirming our previously issued fiscal 2018 guidance of earnings per share in the range of $2.60 to $3.10 per diluted share and annual sales in the range of $880 million to $950 million. We expect to be even better positioned when overall market conditions improve.”

First Quarter Results

Revenues for the first quarter of fiscal year 2018 were $208.6 million compared to $242.7 million for the same quarter last year, a decrease of 14.1%. Net income for the first quarter decreased 37.1% to $13.2 million, or $0.51 per diluted share, compared to net income of $21.1 million, or $0.81 per diluted share, for the first quarter of fiscal year 2017.

Gross margins for the first quarter of fiscal year 2018 were 23.6% compared to 26.1% in the first quarter of last year. SG&A costs were down 5.1% versus the first quarter of fiscal year 2017. Additionally, the effective tax rate decreased to 29.3% in the current quarter compared to 31.6% in the first quarter of the prior year.

Incoming orders for the quarter were $193.8 million while shipments for the quarter totaled $208.6 million, resulting in a book to ship ratio of 0.93. In the first quarter of fiscal year 2017, incoming orders were $250.5 million, resulting in a book to ship ratio of 1.03. Our backlog at the end of the first quarter of fiscal year 2018 decreased 6.4% to $331.6 million compared to $354.2 million for the first quarter of last year. Approximately 41% of the current backlog is expected to be delivered outside the U.S., compared to 25% in the first quarter of fiscal year 2017.

Energy Segment

Revenues for the Energy segment for the first quarter of fiscal year 2018 were $116.5 million as compared to $138.1 million for the same quarter last year, a decrease of 15.7%. Operating income for the Energy segment decreased 54.2% to $8.6 million compared to $18.8 million for the same period last year. Operating margins for the first quarter of fiscal year 2018 fell to 7.4% as compared to 13.6% in the prior year period primarily as a result of lower gross margins from an unfavorable shift in revenue mix from higher margin business to lower margin business during the quarter, partially offset by favorable SG&A expenses.

Metal Coatings Segment

Revenues for the Metal Coatings segment for the first quarter of fiscal year 2018 were $92.1 million, compared to the $104.6 million for the same period of last year, a decrease of 11.9%. Operating income was $21.2 million as compared to $24.3 million in the prior period. As a result, operating margins for the first quarter of fiscal year 2018 decreased slightly to 23.1%, compared to 23.2% in the same period last year.

Conference Call

AZZ Inc. will conduct a conference call to discuss financial results for the first quarter of fiscal year 2018 at 11:00 A.M. ET on Thursday, July 6, 2017. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at
http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation # 10109644, or for 30 days at
http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended
	May 31, 2017	May 31, 2016
	(unaudited)	(unaudited)

Net sales	$208,551	$242,667
Costs of sales	159,285	179,340
Gross margin	49,266	63,327

Selling, general and administrative	27,359	28,819
Operating income	21,907	34,508

Interest expense	3,360	3,925
Net gain on sale property, plant and equipment and insurance proceeds	(100)	(110)
Other income, net	(85)	(122)
Income before income taxes	18,732	30,815
Income tax expense	5,492	9,752
Net income	$13,240	$21,063
Earnings per common share
Basic	$0.51	$0.81
Diluted	$0.51	$0.81
Diluted average shares outstanding	26,093	26,043

Segment Reporting
(in thousands)

	Three Months Ended
	May 31, 2017	May 31, 2016
	(unaudited)	(unaudited)

Net sales:
Energy	$116,474	$138,102
Metal Coatings	92,077	104,565
	$208,551	$242,667

Segment operating income :
Energy	$8,595	$18,753
Metal Coatings	21,242	24,302
Corporate	(7,930)	(8,547)
Total segment operating income	$21,907	$34,508

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2017	February 28, 2017
	(unaudited)

Assets:
Current assets	$325,744	$296,537
Net property, plant and equipment	230,127	228,610
Other assets, net	449,127	452,692
Total assets	$1,004,998	$977,839

Liabilities and shareholders’ equity:
Current liabilities	$130,699	$141,850
Long term debt due after one year, net	285,478	254,800
Other liabilities	52,431	51,550
Shareholders’ equity	536,390	529,639
Total liabilities and shareholders’ equity	$1,004,998	$977,839

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	May 31, 2017	May 31, 2018
	(unaudited)	(unaudited)

Net cash (used in) provided by operating activities	$(15,804)	$9,868
Net cash used in investing activities	(9,970)	(33,055)
Net cash (used in) provided by financing activities	20,890	(5,048)
Effect of exchange rate changes on cash	(81)	119
Net decrease in cash and cash equivalents	$(4,965)	$(28,116)
Cash and cash equivalents at beginning of period	11,302	40,191
Cash and cash equivalents at end of period	$6,337	$12,075

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